Exhibit 99.1

Contact:	Michael Stick, General Counsel
Xerium Technologies Inc.
508-532-1726
ir@xerium.com

Media:	Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

Xerium Technologies Announces Management Appointments

YOUNGSVILLE, NC, July 27, 2006 — Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced the appointments of Josef Mayer to Executive Vice President—Business Development and Joan “John” Badrinas Ardèvol to President—Clothing Europe, effective July 26, 2006. The Company has also reorganized its European clothing management structure along functional lines, representing a move away from the regional structure that had been in place previously.

Mr. Mayer, 55, has served as Xerium’s President—Clothing Europe since 2003 and president of the Company’s clothing business in Germany since 2001. From 2003 through 2005, Mr. Mayer also had responsibility for the company’s Asia Pacific clothing operations. Mr. Badrinas, 52, joins Xerium Technologies from Trelleborg AB, where he was the President of Trelleborg Automotive Europe since 2000.

Thomas Gutierrez, Xerium’s Chief Executive Officer, said, “Josef has been spending an increasing amount of his time on business development opportunities for the Company, and this appointment reflects the importance of that role to the Company overall. The addition of John Badrinas to the management team allows Josef to focus full-time on these opportunities. I expect that Josef’s deep knowledge of and experience in the paper industry, particularly in Europe but also globally, will be a great asset in his new position. We are delighted to welcome John to Xerium. He is a proven leader with a demonstrated ability to run a significant European business unit of a multi-national organization. We believe that the move to a functional management structure for the European clothing business, a move which Josef had started, will enhance the efficiency and focus of that business.”

The Company also announced its plans for Stewart Hay to assume the newly created position of Vice President of Advanced Process and Product Development in the third quarter of 2006. Mr. Hay, 45, who is expected to move to the Company’s headquarters in North Carolina, has been in charge of the Company’s clothing operations in Japan since July 2004. Mr. Hay’s responsibilities in Japan would then be assumed by existing management in the Company’s Australia/Asia operations.

Mr. Gutierrez said, “I am excited about this new role for Stewart. He has significant research and development experience in the industry, and this new position will allow us to better utilize those skills on a company-wide basis.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 36 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,900 employees.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact. Forward looking statements may include, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward looking statements, including but not limited to those risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005 filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

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